Exhibit 99

ADP REPORTS FIRST QUARTER FISCAL 2008 RESULTS;
FISCAL 2008 REVENUES ANTICIPATED TO GROW
12% TO 13%;
CONFIDENT IN ATTAINING HIGH END OF 18% TO 21%
FULL-YEAR EPS GROWTH FORECAST
First Quarter Revenues Grow 13.5%; EPS from Continuing Operations
Increases 25% Excluding Prior Year One-Time Net Gain

ROSELAND, New Jersey, October 30, 2007 - Automatic Data Processing, Inc. (NYSE:ADP) reported 13.5% revenue growth to $2.0 billion for the first fiscal quarter ended September 30, 2007, Gary C. Butler, president and chief executive officer, announced today.  Revenue growth benefited approximately 1% from favorable foreign exchange rates during the quarter.  On a reported basis, last year’s first quarter included a net one-time gain primarily from the sale of a Dealer Services non-core minority investment.  As reported, pretax and net earnings from continuing operations grew 9% and 10%, respectively, and diluted earnings per share from continuing operations increased 15% to $0.45 from $0.39 a year ago on fewer shares outstanding.  Excluding the net one-time gain in last year’s first quarter, diluted earnings per share from continuing operations increased 25%, and pretax and net earnings both increased 21%.

ADP acquired nearly 12 million shares of its stock for treasury for over $560 million fiscal year-to-date, with nearly 11 million shares purchased in the first fiscal quarter at a cost of approximately $514 million.  At September 30, 2007, cash and marketable securities balances included assets related to an outstanding reverse repurchase agreement of approximately $345 million, which matured on October 1, 2007.  Cash and marketable securities were $1.9 billion, or $1.5 billion excluding the assets related to the reverse repurchase agreement, at September 30, 2007.

Commenting on the results, Mr. Butler said, “We are happy to report a strong start to fiscal 2008 with results ahead of our expectations.  I am particularly pleased to anticipate delivering fiscal 2008 earnings per share growth at the high end of our forecast.  The positive momentum in the businesses, as well as approximately $0.01 per share accretion anticipated for the year from share repurchases to date counteract an anticipated impact of about $0.04 to $0.05 from lower than originally planned interest on client funds.”

Employer Services

“Employer Services had a terrific quarter.  Revenues increased 11% for the first quarter.  In the United States, revenues from our traditional payroll and payroll tax filing business grew 8%.  Our beyond payroll revenues in the United States grew 18%.  The number of employees on our clients' payrolls in the United States increased 1.6%.  Worldwide client retention is excellent and improved 50 basis points over the prior year’s first quarter to a new record level.  Employer Services’ pretax margin improved over 50 basis points.”

“Combined new business sales growth for Employer Services and PEO Services was a healthy 11% worldwide.  New business sales represents annualized recurring revenues anticipated from new orders.  We are pleased that all market-facing businesses achieved double-digit new business sales growth.”

PEO Services

“PEO Services’ revenues increased 21% for the first quarter.  PEO Services pretax margin improved over 250 basis points.  Average worksite employees paid by PEO Services increased to approximately 165,000, or 19%, compared with the first quarter of fiscal 2007.”

Dealer Services

“Dealer Services also had a very solid quarter.  Revenues increased 8% for the first quarter.  New business sales growth in our International business was excellent with strong sales of our Autoline product.  North American sales of products beyond the core Dealer Management Systems were strong.  Dealer Services’ pretax margin improved nearly 70 basis points due to increased business momentum and expense control, partially offset by costs related to acquisitions made during the quarter.”

Client Funds

“Interest on funds held for clients grew approximately 15% over last year's first quarter, to $154.5 million, due to a 7.5% increase in average client funds balances to $13.5 billion and a higher average interest yield of 30 basis points to 4.6%.”

Fiscal 2008 forecast

“We anticipate 12% to 13% revenue growth for fiscal 2008. The increase from our previous forecast of approximately 12% revenue growth is primarily due to our current estimate of the benefit from foreign exchange rates, as well as the acquisition activity in Dealer Services. We are confident in our ability to achieve the high-end of our 18% to 21% forecasted growth in diluted earnings per share from continuing operations, up from $1.80 in fiscal 2007 which excludes the net one-time gain recorded in the first quarter of fiscal 2007.”

“For Employer Services, we anticipate revenue growth of approximately 10.5%, which is slightly lower than our previous forecast based on lower forecasted growth in client funds balances.  We are raising our Employer Services pretax margin expansion forecast to 70 to 120 basis points.  We anticipate stronger results for PEO Services with 19% to 20% revenue growth and pretax margin expansion of 50 to 90 basis points.  We continue to forecast high single-digit to low double-digit new business sales growth worldwide for Employer Services and PEO Services on a combined basis.  We anticipate higher revenue growth of about 10% in Dealer Services, and lower pretax margin expansion of 70 to 90 basis points due to the first quarter acquisitions mentioned earlier.”

“We have updated our client funds portfolio forecast. The interest assumptions in our current forecast are based on Fed Funds futures contracts and forward yield curves as of October 29, 2007, which anticipate three further declines in the Fed Funds rate of 25 basis points each through the remainder of fiscal 2008.  Interest on funds held for clients is anticipated to grow approximately 8% based on expected growth of 7% to 8% in average client funds balances and an overall average interest yield of nearly 4.5%.  This forecast is $30 to $40 million lower than our previous estimate of 13% to 14% growth in interest on funds held for clients, which was based on expected growth of over 8% in average client funds balances and a 20 basis point improvement in the overall yield to 4.7%.”

“I am delighted with ADP’s performance thus far in fiscal 2008, and we are on target to deliver earnings per share growth at the high end of our forecast.  Last year’s Employer Services acquisitions are generating terrific results in terms of selling additional business and bringing new clients to ADP in support of our strategic growth program.  We are continuing to execute on our well-defined strategic initiatives, giving us high confidence in ADP’s future growth opportunities,” Mr. Butler concluded.

Discontinued Operations

As previously disclosed, ADP completed the sale of its Travel Clearing business, an airline ticket clearing business based in Spain, on July 6, 2007.  This business has historically been reported in the “Other” segment.  Travel Clearing revenues were $74 million in fiscal 2007.  The results of operations for this business are reported within discontinued operations in the fiscal 2007 results within this release.  Discontinued operations in the current fiscal quarter include a pretax gain on the sale of approximately $88 million, $57 million after tax, or $0.11 per share.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2006, 2007, and 2008 have been updated for the first quarter fiscal 2008 results and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data along with the quarterly and full-year statements of earnings for fiscal 2006 and fiscal 2007.

An analyst conference call will be held today, Tuesday, October 30 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis.  To listen to the webcast and view the slide presentation, go to ADP’s home page, www.adp.com, or ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon.  The presentation will be available to download and print approximately 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm.  ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (NYSE: ADP), with nearly $8 billion in revenues and approximately 585,000 clients, is one of the world's largest providers of business outsourcing solutions.  Leveraging more than 55 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source.  ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2007	2007

Assets
Cash and cash equivalents/Short-term
marketable securities (A)	$1,575.0	$1,816.5
Other current assets	1,503.3	1,490.0
Assets of discontinued operations	-	57.7
Total current assets	3,078.3	3,364.2

Long-term marketable securities (A)	301.6	68.1
Property, plant and equipment, net	722.2	723.8
Other non-current assets	4,207.9	4,003.6
Funds held for clients	17,393.3	18,489.2
Total assets	$25,703.3	$26,648.9

Liabilities and Stockholders' Equity
Obligation under reverse repurchase agreement	$345.9	$-
Other current liabilities	1,612.2	1,771.7
Liabilities of discontinued operations	-	19.1
Total current liabilities	1,958.1	1,790.8

Long-term debt	43.5	43.5
Other non-current liabilities	1,298.9	993.7
Client funds obligations	17,404.9	18,673.0
Total liabilities	20,705.4	21,501.0

Total stockholders' equity	4,997.9	5,147.9
Total liabilities and stockholders' equity	$25,703.3	$26,648.9

(A) As of September 30, 2007, short-term and long-term marketable securities include $107.4 and $236.2, respectively, of securities that have been pledged as collateral under the Company's reverse repurchase agreement.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
REVENUES:
Revenues, other than interest on funds
held for clients and PEO revenues	$1,603.5	$1,426.6
Interest on funds held for clients	154.5	134.6
PEO revenues (A)	234.0	193.6
Total revenues	1,992.0	1,754.8

EXPENSES:
Costs of revenues:
Operating expenses	908.3	803.5
Systems development and programming costs	124.4	113.9
Depreciation and amortization	59.4	50.2
Total costs of revenues	1,092.1	967.6

Selling, general and administrative expenses	533.6	492.6
Interest expense	29.4	35.4
Total expenses	1,655.1	1,495.6

Other income, net	(44.6)	(90.0)

Earnings from continuing operations
before income taxes	381.5	349.2

Provision for income taxes	141.1	130.0

Net earnings from continuing operations	$240.4	$219.2

Earnings from discontinued operations, net of provision
for income taxes of $31.2 and $25.2 for the three months
ended June 30, 2007 and 2006, respectively.	57.0	38.3

Net earnings	$297.4	$257.5

Basic earnings per share from continuing operations	$0.45	$0.40
Basic earnings per share from discontinued operations	0.11	0.07
Basic earnings per share	$0.56	$0.46

Diluted earnings per share from continuing operations	$0.45	$0.39
Diluted earnings per share from discontinued operations	0.11	0.07
Diluted earnings per share	$0.55	$0.46

Dividends per common share	$0.2300	$0.1850

Detail of diluted earnings per share from discontinued operations:
Brokerage Services Group (BSG) Business	$-	$0.06
Travel Clearing (B)	0.11	0.01
Total diluted earnings per share from discontinued operations	$0.11	$0.07

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs of $2,404.2 and $1,902.8 for the three months ended September 30, 2007 and 2006, respectively.

(B) The gain on the sale of the Travel Clearing business is reported in the three months ended September 30, 2007.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
Three Months Ended
September 30,
2007	2006	Change	% Change
Revenues (A)
Employer Services	$1,420.7	$1,279.8	$140.9	11%
PEO Services	235.7	194.9	40.8	21%
Dealer Services	325.7	301.8	23.9	8%
Other	9.9	(21.7)	31.6	100+	%
$1,992.0	$1,754.8	$237.2	14%
Pre-tax earnings from continuing operations (A)
Employer Services	$318.1	$279.8	$38.3	14%
PEO Services	25.0	15.7	9.3	59%
Dealer Services	50.5	44.8	5.7	13%
Other	(12.1)	8.9	(21.0)	(100)+	%
$381.5	$349.2	$32.3	9%
Pre-tax margin (A)
Employer Services	22.4%	21.9%	0.5%
PEO Services	10.6%	8.0%	2.6%
Dealer Services	15.5%	14.8%	0.7%
Other	n/m	n/m	n/m
19.2%	19.9%	(0.7)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2008 budgeted foreign exchange rates.

n/m - not meaningful

Three Months Ended
September 30,
2007	2006	Change
Components of other income, net:
Interest income on corporate funds	$(44.0)	$(51.6)	$7.6
Gain on sale of investment	-	(38.6)	38.6
Realized gains on available-for-sale securities	(4.6)	(0.4)	(4.2)
Realized losses on available-for-sale securities	4.6	0.6	4.0
Other	(0.6)	-	(0.6)
Total other income, net	$(44.6)	$(90.0)	$45.4

Three Months Ended
September 30,
2007	2006	Change
Earnings per share information:
Net earnings from continuing operations	$240.4	$219.2	$21.2	10%
Net earnings	$297.4	$257.5	$39.9	15%
Basic weighted average shares outstanding	529.3	554.2	(24.9)
Basic earnings per share from continuing operations	$0.45	$0.40	$0.05	13%
Basic earnings per share	$0.56	$0.46	$0.10	22%

Diluted net earnings from continuing operations	$240.4	$219.6	$20.8	9%
Diluted net earnings	$297.4	$257.9	$39.5	15%
Diluted weighted average shares outstanding	536.2	559.5	(23.3)
Diluted earnings per share from continuing operations	$0.45	$0.39	$0.06	15%
Diluted earnings per share	$0.55	$0.46	$0.09	20%

Three Months Ended
September 30,
2007	2006	Change
Key Statistics:
Internal revenue growth:
Total Company	11%	12%
Employer Services	9%	10%
PEO Services	21%	25%
Dealer Services	6%	4%

Average investment balances at cost (in billions):
Corporate investments	$3.8	$4.6	$(0.8)	(18.1)%
Funds held for clients	13.5	12.5	0.9	7.5%
Total	$17.3	$17.2	$0.1	0.6%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	4.6%	4.4%
Funds held for clients	4.6%	4.3%
Total	4.6%	4.3%
Net unrealized loss position at end of period	$(15.8)	$(124.0)

Employer Services:
Change in pays per control - Majors AutoPay	1.6%	2.5%
Change in client revenue retention percentage - worldwide	0.5 pt	s	0.0 pt	s
Employer Services/PEO new business sales growth - worldwide	11%	16%

PEO Services:
PEO worksite employees at end of period	167,000	140,000
Average PEO worksite employees during the period	165,000	139,000

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, should be considered in evaluating any forward-looking statements contained herein.

Source:  Automatic Data Processing, Inc.

ADP Investor Relations
Elena Charles, 973.974.4077
Debbie Morris, 973.974.7821

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